Exhibit 99.1

Press Release	Source: Manitex International, Inc.

Manitex International, Inc. Announces $6.6 Million of New Orders

Tuesday February 10, 11:31 am ET

Implements $5 Million of Annualized Cost Savings

BRIDGEVIEW, Ill., Feb. 10 /PRNewswire-FirstCall/ — Manitex International, Inc. (Nasdaq: MNTX - News), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced that the company had received orders for specialized material handling equipment for use by the international military, specialized transporters for shipyard applications, and boom truck cranes for the Middle East. The total value of these orders is approximately $6.6 million with delivery scheduled during 2009.

Bob Litchev, President of Material Handling Operations for Manitex International, commented, “We are pleased to have secured orders for our specialized material handling equipment which maintain our long standing position as a key supplier to the international military establishment. The order for two shipyard transporters confirms Manitex Liftking as a leading player in this competitive global market.”

In connection with the order announcement for cranes, Mr. Litchev, who is also responsible for International Business Development for Manitex International, added, “During the past twelve months we have allocated product development and sales resources towards specific growth markets, such as the Middle East, that are especially well suited to our product. The receipt of this order for delivery in the first half of this year is another step towards further penetration and growing market share outside North America. The order was secured through our recent acquisition, Crane and Machinery, which has become our center for international sales.”

The Company also provided an update to the restructuring activities commenced in the third quarter of 2008. Andrew Rooke, Manitex International, Inc. President and Chief Operating Officer, commented, “Anticipating the impact of economic conditions and longer sales cycles, we determined that swift additional management action was necessary to ensure we balance operating activity with current demand levels. Since the end of the third quarter 2008, we have implemented across the board cost reduction activities that we estimate will yield approximately $5 million in annual expense reductions. Restructuring costs associated with these actions are expected to range between $200,000 and $300,000 with a portion of that being recognized in the fourth quarter of 2008 and the remainder in the first quarter of 2009. The specific actions taken to achieve these cost reductions comprise headcount reductions of salaried and hourly employees, virtual elimination of overtime, suspension of additional hires and merit increases, reduction in executive and salaried pay, bonus and benefits and the introduction of shortened workweeks. These actions, although difficult, are required to ensure the Company adjusts to current conditions and is positioned to respond quickly when the market recovers. We have increased our focus on several new North American and International sales initiatives and supply chain cost reduction as we rigorously pursue continued market share gains, margin improvement and profitability.”

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden Communications
David Langevin	Peter Seltzberg or Brett Maas
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	212-946-2849
djlangevin@manitexinternational.com	peter@haydenir.com